As filed pursuant to Rule 424(b)(5)
Registration Statement Nos. 333-132513 and 333-132513-01

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 17, 2006)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee (1)(2)
5.75% notes due 2012	$400,000,000	99.759%	$399,036,000	$42,696.85
6.10% notes due 2016	$400,000,000	99.952%	$399,808,000	$42,779.46

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)

Pursuant to Rule 415(a)(5) and Rule 457(p), the following registration fees will be used to offset a portion of the aggregate registration fee of $85,476.31 due for this offering: (a) $62,500, paid with respect to $250,000,000 aggregate amount of unsold securities previously registered by a registration statement on Form S-3 (No. 333-68940) of Simon Property Group, L.P. declared effective on September 1, 2001 and (b) $15,291, paid with respect to $200,000,000 aggregate amount of unsold securities previously registered by a registration statement on Form S-3 (No. 333-100142) of Chelsea Property Group, Inc. and CPG Partners, L.P. declared effective on January 29, 2003 (a filing fee of $5,602 was previously applied to the $77,791 in fees carried forward by means of a prospectus supplement filed pursuant to Rule 424(b)(5) on March 17, 2006). The remaining $13,287.31 of the aggregate registration fee has been paid.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-132513-01

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 17, 2006)

$800,000,000

Simon Property Group, L.P.

$400,000,000 5.75% Notes due 2012

$400,000,000 6.10% Notes due 2016

We are offering for sale two new series of notes consisting of $400,000,000 aggregate principal amount of 5.75% notes due 2012 and $400,000,000 aggregate principal amount of 6.10% notes due 2016. We will pay interest on the notes on November 1 and May 1 of each year, commencing November 1, 2006. The notes will be unsecured and unsubordinated obligations and will rank equally with each other and with all of our other existing and future unsecured and unsubordinated indebtedness.

We may redeem the notes prior to maturity in whole or in part at the redemption prices described in this prospectus supplement under “Description of Notes—Optional Redemption.” Unless earlier redeemed, the 2012 notes will mature on May 1, 2012 and the 2016 notes will mature on May 1, 2016. If the notes are redeemed on or after 90 days prior to the applicable maturity date, the redemption price will not include the Make-Whole Amount (defined herein). The notes will not be subject to any mandatory sinking fund.

You should read carefully this prospectus supplement and accompanying prospectus before you invest.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement.

	Public Offering Price(1)	Underwriting Discount	Proceeds before Expenses
Per note due 2012	99.759%	0.6125%	99.1465%
Total	$399,036,000	$2,450,000	$396,586,000
Per note due 2016	99.952%	0.65%	99.302%
Total	$399,808,000	$2,600,000	$397,208,000

(1) Plus accrued interest from May 15, 2006, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System on or about May 15, 2006.

Joint Book-Running Managers

Banc of America Securities LLC	Deutsche Bank Securities	Merrill Lynch & Co.

Co-Managers

Calyon Securities (USA)	LaSalle Capital Markets
RBS Greenwich Capital	SunTrust Robinson Humphrey

The date of this prospectus supplement is May 9, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about our notes in two separate documents that offer varying levels of  detail:

•       The accompanying prospectus, which provides general information, some of which may not apply to this offering; and

•       This prospectus supplement, which provides a summary of the terms of this offering of our notes.

Generally, when we refer  to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

SUMMARY

The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents we refer to, or incorporate by reference, therein. In this prospectus supplement, the “Operating Partnership” and the terms “we,” “us” and “our” refer to Simon Property Group, L.P. and its subsidiaries and “Simon Property” refers specifically to Simon Property Group, Inc.

Simon Property Group, L.P.

We own, develop and manage retail real estate properties, primarily regional malls, Premium Outlet® centers and community/lifestyle shopping centers. Our sole general partner, Simon Property, is a self-administered and self-managed real estate investment trust, or REIT.

Our principal executive offices are located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204. During 2006, we will be moving our headquarters to 225 West Washington Street. Our telephone number is (317) 636-1600. For more information, please see the section entitled “Who We Are” in this prospectus supplement.

The Offering

The following is a brief summary of the principal terms of the notes. A more detailed description is contained in this prospectus supplement under the heading “Description of Notes.”

Issuer	Simon Property Group, L.P.
Notes Offered	$400,000,000 aggregate principal amount of 5.75% notes due 2012 and $400,000,000 aggregate principal amount of 6.10% notes due 2016.
Maturity Date	Unless redeemed earlier, the 2012 notes will mature on May 1, 2012 and the 2016 notes will mature on May 1, 2016.
Optional Redemption

We may redeem some or all of the notes at any time and from time to time at the redemption prices described under “Description of Notes—Optional Redemption.” If the notes are redeemed on or after 90 days before the applicable maturity date, the redemption price will not include the Make-Whole Amount (defined herein).

Interest Payment Dates	November 1 and May 1 of each year, beginning November 1, 2006.
Ranking

The notes will be unsecured and unsubordinated obligations and will rank equally with each other and with all of our other existing and future unsecured and unsubordinated indebtedness. See “Description of Notes.”

Assuming we had completed the offering of the notes on March 31, 2006, the notes would have been subordinated to:
• $4.4 billion of total unaudited consolidated mortgage debt; and
• $1.0 billion in total unaudited unsecured debt of our subsidiaries to the extent of their assets.

Use of Proceeds	We intend to use the net proceeds of this offering to repay existing indebtedness. See “Use of Proceeds.”
Covenants	The indenture governing the notes contains various covenants including covenants with respect to limitations on the incurrence of debt.

These covenants are subject to a number of important qualifications and exceptions and have been changed from prior issues of senior notes; however, the covenants that apply to the prior issues will apply to these notes as long as any of the prior issues remain outstanding. See “Description of Notes—Covenants” and Exhibit A.

Minimum Denominations	The notes will be issued and may be transferred only in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.
Form	Book-entry only through the facilities of The Depository Trust Company.
Risk Factors

See “Risk Factors” and the other information included in or incorporated by reference into this prospectus supplement for a discussion of factors you should carefully consider before deciding to purchase the notes.

RISK FACTORS

Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below as well as the risk factors discussed in the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2005 (which is incorporated by reference into the accompanying prospectus) before deciding whether an investment in the notes is suitable for you.

There is no current public market for the notes.

Each series of notes is a new issue of securities for which there is currently no trading market. We cannot guarantee:

•       the liquidity of any market that may develop for the notes;

•       your ability to sell the notes; or

•       the price at which you would be able to sell the notes.

Liquidity of any market for the notes and future trading prices of the notes will depend on many factors, including:

•       prevailing interest rates;

•       our operating results; and

•       the market for similar securities.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

The notes are effectively subordinated to all existing and future secured debt and the debt of our subsidiaries.

The notes are not secured by any of our assets and therefore are effectively subordinated to all existing and future secured debt. If we become insolvent or are liquidated, or if payment of any of our secured debt is accelerated, the holders of that secured debt will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such debt to satisfy such debt. In any such case, our remaining assets may be insufficient to repay the notes.

Because we operate a significant portion of our business through subsidiaries, we derive revenues from, and hold assets through, those subsidiaries. In general, these subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our creditors to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors, to the extent that we are not a creditor of such subsidiary. In addition, even where we are a creditor to a subsidiary, our rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness. At March 31, 2006, the total unaudited consolidated mortgage debt on our properties was approximately $4.4 billion and our subsidiaries had approximately $1.0 billion in total unaudited unsecured debt.

WHO WE ARE

We own, operate, manage, lease, acquire, expand and develop real estate properties, primarily regional malls, Premium Outlet® centers and community/lifestyle shopping centers. We are a majority-owned subsidiary of  Simon Property Group, Inc. or “Simon Property,” which has elected to be treated as a real estate investment trust or “REIT” for United States federal income tax purposes.

The core of our business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members and associates of the Simon family. We have grown significantly by acquiring properties and merging with other real estate companies, including our 1996 merger with DeBartolo Realty Corporation, our 1998 combination with Corporate Property Investors, Inc. and our 2004 acquisition of Chelsea Property Group, Inc.

As of March 31, 2006, we owned or held an interest in 286 income-producing properties in the United States, which consisted of 171 regional malls, 34 Premium Outlet centers, 71 community/lifestyle centers, and 10 other shopping centers or outlet centers in 39 states and Puerto Rico (collectively, the “Properties” and individually, a “Property”). In addition, we also own interests in ten parcels of land held for future development. Finally, we have ownership interests in 51 European shopping centers (in France, Italy and Poland), 5 Premium Outlet centers in Japan, and one Premium Outlet center in Mexico.

We were formed on November 18, 1993 as a Delaware limited partnership. Simon Property is our sole general partner. Our principal executive offices are located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204. During 2006, we will be moving our headquarters to 225 West Washington Street, Indianapolis, Indiana 46204. Our telephone number is (317) 636-1600. Our World Wide Web site address is www.shopsimon.com. The information in our web site is not incorporated by reference into this prospectus.

If you want to find more information about us and Simon Property, please see the sections entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in this prospectus.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of the notes, after deducting the underwriters’ discount and expenses payable by us, of approximately $793.6 million. We intend to use the net proceeds to reduce the outstanding U.S. dollar balance of our $3.0 billion unsecured credit facility by approximately $793.6 million. As of May 1, 2006, the unsecured credit facility had an unaudited outstanding U.S. dollar balance of approximately $1.7 billion. The unsecured credit facility bears interest at LIBOR plus 37.5 basis points with an additional 12.5 basis point facility fee on the entire facility with a variable grid pricing based upon our corporate credit rating. The unsecured credit facility matures on January 10, 2010 and may be extended for one year at our option. At May 1, 2006, the annualized rate of interest on the U.S. dollar tranche of the unsecured credit facility was 5.42% based on the applicable one-month LIBOR period. Affiliates of the underwriters and the Trustee are lenders under the unsecured credit facility. See “Underwriting.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical unaudited ratios of earnings to fixed charges for the periods indicated:

Three Months Ended March 31,		Year Ended December 31,
2006	2005	2005	2004	2003	2002	2001
1.65x	1.47x	1.56x	1.63x	1.65x	1.80x	1.47x

For purposes of calculating the ratio of earnings to fixed charges, “earnings” have been computed by adding fixed charges, excluding capitalized interest, to pre-tax income (loss) from continuing operations including income from minority interests and our share of income from 50%-owned affiliates which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. There are generally no restrictions on our ability to receive distributions from our unconsolidated joint ventures where no preference in favor of the other owners of the joint venture exists. “Fixed charges” consist of interest costs, whether expensed or capitalized, the interest component of rental expenses and amortization of debt issuance costs.

The computation of the ratio of earnings to fixed charges has been restated to comply with SFAS Statement 144 which requires the operating results of the properties sold in the current year to be reclassified to discontinued operations and requires restatement of previous year’s operating results of the properties sold that were reclassified to discontinued operations.

DESCRIPTION OF NOTES

The notes are two new series of debt securities to be issued under an indenture dated as of November 26, 1996, between us and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank), as Trustee, and supplemented as of May 15, 2006 (the “Indenture”). The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized selected terms and provisions of the Indenture and the Trust Indenture Act below. The following summary of specified provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all provisions of the Indenture, including the definitions contained in the Indenture of some of the terms used below. If you would like more information on any of these provisions, you should read the relevant sections of the Indenture. Copies of the Indenture are available from us upon request.

The 2012 notes and 2016 notes initially will be limited in aggregate principal amount to $400 million and $400 million, respectively. The notes will be our direct, unsecured and unsubordinated obligations and will rank equally with each other and with all our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to the claims of mortgage lenders holding secured indebtedness, as to the specific property securing each lender’s mortgage, and to claims of creditors of our subsidiaries to the extent of the assets of those subsidiaries. As of March 31, 2006, the total unaudited consolidated mortgage debt on our properties was approximately $4.4 billion and our subsidiaries had approximately $1.0 billion in total unaudited unsecured debt. Subject to specified limitations in the Indenture and as described below under “—Covenants,” the Indenture permits us to incur additional secured and unsecured indebtedness. None of our partners has any obligation to pay principal or interest on the notes.

The entire principal amount of the 2012 notes will mature and become payable, together with accrued and unpaid interest, on May 1, 2012 and the 2016 notes will mature and become payable, together with accrued and unpaid interest, on May 1, 2016 (each, a “Maturity Date”) unless redeemed earlier as described below under “—Optional Redemption.” The notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any of our equity interests. Each series of notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Except as described below under “—Covenants—Limitations on Debt” and “—Merger, Consolidation or Sale,” the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would give holders of the notes protection in the event of:

•       a highly leveraged or similar transaction involving us or any of our affiliates;

•       a change of control; or

•       a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes.

Restrictions on the ownership and transfer of the shares of common stock of Simon Property designed to preserve its status as a REIT, however, may act to prevent or hinder a change of control. Simon Property and its management have no present intention of engaging in a transaction which would result in Simon Property or us being highly leveraged or that would result in a change of control.

Principal and Interest

The 2012 notes will bear interest at 5.75% per year and the 2016 notes will bear interest at 6.10% per year, in each case from May 15, 2006 or from the immediately preceding interest payment date to which interest has been paid. Interest is payable semiannually in arrears on November 1 and May 1, commencing November 1, 2006 (each, an “Interest Payment Date”), and on the Maturity Date or any earlier date of redemption. Interest will be paid to the persons or “holders” in whose names the notes are registered on the security register at the close of business on the regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related

Interest Payment Date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The principal of each note payable at maturity will be paid against presentation and surrender of the note at the corporate trust office of the Trustee, located initially at JPMorgan Chase Bank, N.A., 4 New York Plaza, 15th Floor, New York, New York 10004, in the coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts.

If any Interest Payment Date or a Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date or Maturity Date, as the case may be. For purposes of the notes, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Further Issuances

We may, from time to time, without the consent of existing note holders, create and issue further notes having the same terms and conditions as the notes in all respects, except for issue date, issue price and the first payment of interest. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding series of notes.

Optional Redemption

We may redeem any series of the notes at our option at any time, in whole or from time to time in part, at a redemption price equal to the sum of:

•       the principal amount of the notes being redeemed plus accrued interest on the notes to the redemption date; and

•       the Make-Whole Amount, as defined below, if any, with respect to the notes (the “Redemption Price”).

If the notes are redeemed on or after 90 days prior to the Maturity Date (February 1, 2012 in the case of the 2012 notes and February 1, 2016 in the case of the 2016 notes), the redemption price will not include the Make-Whole Amount.

If we have given notice of redemption as provided in the Indenture and have made funds available on the redemption date referred to in the notice for the redemption, the notes called for redemption will cease to bear interest on the redemption date and the holders of those notes from and after the redemption date will be entitled to receive only the payment of the Redemption Price upon surrender of the notes in accordance with the notice.

We will give notice of any optional redemption of any series of notes to holders of that series, at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the redemption date. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by the holder to be redeemed.

If we choose to redeem less than all of the notes of a series, we will notify the Trustee at least 45 days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of notes of the series to be redeemed, if less than all of the notes of that series are to be redeemed, and their redemption date. The Trustee will select, in the manner it deems fair and appropriate, no less than 60 days prior to the redemption date, the notes of that series to be redeemed in whole or in part.

As used in this prospectus supplement:

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any notes, the excess, if any, of:

•       the aggregate present value as of the date of redemption or accelerated payment of each dollar of principal being redeemed and the amount of interest, excluding interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of each dollar if the redemption or accelerated payment had not been made (determined by discounting, on a semiannual basis, the principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of the redemption or accelerated payment is given, from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, to the date of redemption or accelerated payment), over

•       the aggregate principal amount of the notes being redeemed.

“Reinvestment Rate” means the yield on treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption or accelerated payment, and rounded to the nearest month) to stated maturity of the principal being redeemed (the “Treasury Yield”), plus 0.20% for the 2012 notes or 0.25% for the 2016 notes. For purposes of calculating the Reinvestment Rate, the Treasury Yield will be equal to the arithmetic mean of the yields published in the Statistical Release under the heading “Week Ending” for “U.S. Government Securities—Treasury Constant Maturities” with a maturity equal to the remaining life. However, if no published maturity exactly corresponds to the remaining life, then the Treasury Yield will be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield will be determined in the manner that most closely approximates the above manner, as we reasonably determine.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication that is published weekly by the Federal Reserve System and that reports yields on actively traded United States government securities adjusted to constant maturities, or, if that statistical release is not published at the time of any required determination under the Indenture, then another reasonably comparable index which we will designate.

No Guarantee By Predecessor Operating Partnership

The Indenture indicates that Simon Property Group, L.P., a predecessor operating partnership subsidiary of Simon Property, would guarantee the payment of any securities issued under the Indenture. Effective December 31, 1997, this predecessor operating partnership was merged into us. As a result, we acquired all of the assets and partnership interests it previously owned and its obligations as guarantor under the Indenture were terminated.

Covenants and Other Terms From Prior Issues

The Indenture contains various covenants, provisions for modification and events of default that are contained in the base indenture and supplemental indentures dated prior to June 7, 2005 (the “prior supplemental indentures”) as they may be modified or amended hereafter. These provisions include debt limitations that apply on an incurrence basis as opposed to the debt limitations described in the next section of this prospectus supplement. The covenants and other provisions of the prior supplemental indentures are described in Exhibit A and will apply to the notes for as long as any securities issued under the prior supplemental indentures remain outstanding or until the covenants in the prior supplemental indentures have been amended.

Covenants

The covenants and related definitions that will apply to the notes if there are no outstanding securities issued under the prior supplemental indentures are contained in this section of the prospectus as follows:

Limitations on Debt.   We have agreed to the following limitations on debt:

Limitation on Debt.   As of each Reporting Date, our Debt will not exceed 65% of Total Assets.

Limitation on Secured Debt.   As of each Reporting Date, our Secured Debt will not exceed 50% of our Total Assets.

Fixed Charge Coverage Ratio.   For the four consecutive quarters ending on each Reporting Date, our ratio of Annualized EBITDA (as defined below) to Annualized Interest Expense (as defined below) will be at least 1.50 to 1.00.

Maintenance of Total Unencumbered Assets.   As of each Reporting Date, our Unencumbered Assets will not be less than 125% of our outstanding Unsecured Debt.

Merger, Consolidation or Sale.   We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

•       either we will be the continuing entity or the successor entity will be an entity organized and existing under U.S. laws and the successor entity expressly assumes payment of the principal of, premium, if any, and any interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

•       immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of a Subsidiary as a result thereof as having been incurred by us or that Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

•       an officer’s certificate and legal opinion covering these conditions is delivered to the Trustee.

Existence.   Except as described under “—Merger, Consolidation or Sale,” above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by partnership agreement and statute) and franchises. However, we will not be required to preserve any right or franchise if we determine that its loss is not disadvantageous in any material respect to the holders of the notes.

Maintenance of Properties.   We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary (as defined below) to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements on these properties. Our obligations with respect to the maintenance of these properties is subject to our reasonable judgment as to what may be necessary so that the business carried on in connection with these properties may be properly conducted at all times. We and our Subsidiaries will not be prevented from selling or otherwise disposing of any properties for value in the ordinary course of business.

Insurance.   We will, and will cause each of our Subsidiaries to, keep in force insurance policies on all our insurable properties. The insurance policies will be issued by financially sound and reputable companies protecting against loss or damage at least equal to the property’s then full insurable value (subject to reasonable deductibles determined by us).

Payment of Taxes and Other Claims.   We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

•       all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or upon any Subsidiary’s income, profits or property; and

•       all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary;

excluding, however, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information.   Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent permitted under the Exchange Act, we will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required under Sections 13 or 15(d) (the “Financial Information”) on or prior to the respective dates (the “Required Filing Dates”) by which we would have been required to file those documents if we were subject to Sections 13 or 15(d). We also will in any event within 15 days of each Required Filing Date:

•       transmit copies of the Financial Information by mail to all holders of notes (as their names and addresses appear in the security register) without cost to the holders, and

•       file copies of the Financial Information with the Trustee.

If we are not permitted to file these documents with the Securities and Exchange Commission under the Exchange Act, we will supply copies of the documents to any prospective holder promptly upon written request.

Definitions.   As used in this “Description of Notes” (assuming that no securities issued under prior supplemental indentures remain outstanding), the following defined terms have the meanings indicated:

“Annualized EBITDA” means, for the four consecutive quarters ending on each Reporting Date, the Operating Partnership’s Pro Rata Share of earnings before interest, taxes, depreciation and amortization (“EBITDA”), with other adjustments as are necessary to exclude the effect of all realized or unrealized gains and losses related to hedging obligations, items classified as extraordinary items and impairment charges in accordance with generally accepted accounting principles, adjusted to reflect the assumption that (i) any EBITDA related to any assets acquired or placed in service since the first day of such four-quarter period had been earned, on an annualized basis, from the beginning of such period, and (ii) any assets disposed of during such four-quarter period had been disposed of as of the first day of such period and no EBITDA related to such assets had been earned during such period.

“Annualized Interest Expense” means, for the four consecutive quarters ending on each Reporting Date, the Operating Partnership’s Pro Rata Share of interest expense, with other adjustments as are necessary to exclude the effect of items classified as extraordinary items, in accordance with generally accepted accounting principles, reduced by amortization of debt issuance costs and adjusted to reflect the assumption that (i) any interest expense related to indebtedness incurred since the first day of such four-quarter period is computed as if such indebtedness had been incurred as of the beginning of such period, and (ii) any interest expense related to indebtedness that was repaid or retired since the first day of such four-quarter period is computed as if such indebtedness had been repaid or retired as of the beginning of such period (except that, in making such computation, the amount of interest expense related to indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such indebtedness during such four-quarter period).

“Capitalization Rate” means 7.00%.

“Capitalized Value” means, as of any date, Annualized EBITDA divided by the Capitalization Rate.

“Debt” means the Operating Partnership’s Pro Rata Share of the aggregate principal amount of indebtedness in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with generally accepted accounting principles, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or any Subsidiary directly, or indirectly through unconsolidated joint ventures, as determined in accordance with generally accepted accounting principles, (iii) reimbursement obligations in connection with any letters of credit actually issued and called, (iv) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected in the Operating Partnership’s balance sheet as a capitalized lease, in accordance with generally accepted accounting principles; provided, that Debt also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another Person (other than the Operating Partnership or any Subsidiary) described in clauses (i) through (iv) above (or, in the case of any such obligation made jointly with another Person, the Operating Partnership’s or Subsidiary’s allocable portion of such obligation based on its ownership interest in the related real estate assets); and provided, further, that Debt excludes Intercompany Debt.

“Intercompany Debt” means Debt to which the only parties are the Operating Partnership, Simon Property and any of our and Simon Property’s Subsidiaries or affiliates, but only so long as that Debt is held solely by any of the Operating Partnership, Simon Property and any Subsidiary or affiliate and, provided that, in the case of Debt owed by the Operating Partnership to any Subsidiary or affiliate, the Debt is subordinated in right of payment to the holders of the notes.

“Pro Rata Share” means any applicable figure or measure of the Operating Partnership and its Subsidiaries on a consolidated basis, less any portion attributable to minority interests, plus the Operating Partnership’s or its Subsidiaries’ allocable portion of such figure or measure, based on their ownership interest, of unconsolidated joint ventures.

“Reporting Date” means March 31, June 30, September 30 and December 31 of each year.

“Secured Debt” means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary.

“Stabilized Asset” means (i) with respect to an acquisition of an asset, such asset becomes stabilized when the Operating Partnership or its Subsidiaries or an unconsolidated joint venture in which the Operating Partnership or any Subsidiary has an interest has owned the asset as of at least six Reporting Dates, and (ii) with respect to a new construction or development asset, such asset becomes stabilized four Reporting Dates after the earlier of (a) six (6) Reporting Dates after substantial completion of construction or development or (b) the first Reporting Date on which the asset is at least 90% leased.

“Subsidiary” means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership and, for the purposes of this definition, “voting stock” means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Total Assets” means, as of any Reporting Date, the sum of (i) for Stabilized Assets, Capitalized Value; (ii) for all other assets of the Operating Partnership and its Subsidiaries, the Operating Partnership’s Pro Rata Share of undepreciated book value as determined in accordance with generally accepted accounting principles; and (iii) the Operating Partnership’s Pro Rata Share of cash and cash equivalents.

“Unencumbered Annualized EBITDA” means Annualized EBITDA less any portion thereof attributable to assets serving as collateral for Secured Debt.

“Unencumbered Assets” as of any Reporting Date means our Total Assets as of such date multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA and the denominator of which is Annualized EBITDA.

“Unsecured Debt” means Debt which is not secured by any mortgage, lien, pledge, encumbrance or security interest of any kind.

Compliance with the covenants described in this prospectus supplement and with respect to the notes generally may not be waived by us, or by the Trustee, unless the holders of at least a majority in principal amount of all outstanding notes consent to the waiver.

For the covenants and related definitions that will apply to the notes as long as there are outstanding securities issued under the prior supplemental indentures or until the covenants in the prior supplemental indentures have been amended, see Exhibit A.

Modification of the Indenture

Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all Outstanding Securities (as defined in the Indenture) affected by the modification or amendment (voting as a single class); provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Security affected thereby:

•       change the stated maturity of the principal of, or premium or Make Whole Amount, if any, on, or any installment of interest on, any Security (as defined in the Indenture);

•       reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption or acceleration of the Security or reduce the amount of principal of an Original Issue Discount Security (as defined in the Indenture) that would be due and payable upon acceleration of maturity or that would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any Security;

•       change the place of payment or the coin or currency for payment of principal or premium, if any, or interest on any Security;

•       impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Security;

•       reduce the above-stated percentage in principal amount of Outstanding Securities, the consent of whose holders is necessary to modify or amend the Indenture, or to waive compliance with specified provisions of the Indenture or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

•       modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants, except to increase the required percentage to effect the action or to provide that specified other provisions of the Indenture may not be modified or waived without the consent of the holder of each affected Outstanding Security.

The holders of not less than a majority in principal amount of a series of outstanding notes have the right to waive compliance by us with covenants relating to those notes in the Indenture.

Modifications and amendments of the Indenture may be permitted to be made by us and the Trustee without the consent of any holder of outstanding Securities for any of the following purposes:

•       to evidence the succession of another person to us as obligor under the Indenture;

•       to add to our covenants for the benefit of the holders of any series of Securities or to surrender any right or power conferred upon us in the Indenture;

•       to add Events of Default for the benefit of the holders of any series of Securities;

•       to add or change any provisions of the Indenture to facilitate the issuance of or to liberalize certain terms of Securities in bearer form, or to permit or facilitate the issuance of Securities in uncertificated form, provided that the action shall not adversely affect the interests of the holders of Securities of any series in any material respect;

•       to change or eliminate any provisions of the Indenture, provided that any change or elimination shall become effective only when the Outstanding Securities are not entitled to the benefit of that provision;

•       to secure the Securities;

•       to establish the form or terms of the Securities of any series;

•       to provide for the acceptance of appointment under the Indenture by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee;

•       to cure any ambiguity, defect or inconsistency in the Indenture, provided that the action is not inconsistent with the provisions of the Indenture and will not adversely affect the interests of holders of Securities of any series in any material respect; or

•       to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of Securities, provided that the action will not adversely affect the interests of the holders of the Securities of any series in any material respect.

The Indenture provides that in determining whether the holders of the requisite principal amount of a series of Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of those Securities, (1) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, (2) the principal amount of a note denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for that note, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such note of the amount determined as provided in (1) above) of that note, (3) the principal amount of an Indexed Security (as defined in the Indenture) that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (4) Securities owned by the Operating Partnership or any other obligor upon the Securities or any Subsidiary or affiliate of the Operating Partnership or of such other obligor shall be disregarded.

The Indenture contains provisions of convening meetings of the holders of Securities of a series issuable, in whole or in part, as bearer securities. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the Outstanding Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage in principal amount of the Outstanding Securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Securities of that series. Any resolution passed or decision taken at any meeting of holders of Securities of any series duly held in accordance with the Indenture will be binding on all holders of Securities of that series whether or not present or represented at the meeting. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of not less than a specified percentage in principal amount of the Outstanding Securities of a series, then with respect to such action (and only such action) the persons holding or representing such specified percentage in principal amount of the Outstanding Securities of such series will constitute a quorum.

Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Securities affected thereby, or the holders of that series and any other series:

•       there will be no minimum quorum requirement for the meeting; and

•       the principal amount of the Outstanding Securities of the series that votes in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

Events of Default, Notice and Waiver

The term “Event of Default,” when used in this prospectus supplement and the Indenture if there are no securities issued under the prior supplemental indentures, means any one of the following events:

1)            default in the payment of any interest on the notes when the interest becomes due and payable, and continuance of the default for a period of 30 days;

2)            default in the payment of the principal of, or premium or Make Whole Amount, if any, on, any note when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise;

3)            default in making a required sinking fund payment, if any;

4)            default in the performance or breach of any of our covenants in the Indenture (other than a covenant added to the Indenture solely for the benefit of another series of notes issued under the Indenture) and continuance of the default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the notes, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the Indenture;

5)            a default in the payment of an aggregate principal amount exceeding $50 million of any of our recourse indebtedness (however evidenced) or any recourse indebtedness of any Subsidiary which we have guaranteed or for which we are responsible or liable after the expiration of any applicable grace period with respect thereto and the default has resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if that indebtedness is not discharged, or the acceleration rescinded or annulled within a period of 30 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a “Notice of Default” under the Indenture;

6)            specific events of bankruptcy, insolvency or reorganization affecting us or certain Subsidiaries or any of their respective properties; or

7)            any other Event of Default provided with respect to a particular series of notes issued under the Indenture.

If an Event of Default under the Indenture with respect to the outstanding notes at the time occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% of the principal amount of the outstanding notes may declare the principal amount and premium or Make Whole Amount, if any, and accrued interest on all the notes to be due and payable immediately by written notice thereof to us, and to the Trustee if given by the holders; provided, that in the case of an Event of Default as described in (6) above, acceleration is automatic. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of the outstanding notes may, by written notice to us and the Trustee, rescind and annul the declaration and its consequences if:

•       we have deposited with the Trustee all required payments of the principal of, and premium or Make Whole Amount, if any, and interest on the notes, plus specified fees, expenses, disbursement and advances of the Trustee; and

•       all Events of Default with respect to the notes, other than the non-payment of principal of, or premium or Make Whole Amount, if any, or interest on the notes which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

The holders of not less than a majority in principal amount of any series of notes may waive any past default with respect to such series and its consequences, except a default:

•       in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest payable on any note of that series; or

•       in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each note of the affected series.

The Trustee will be required to give notice to the holders of the notes within 90 days of the occurrence of a default under the Indenture unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the holders of the notes of any default, except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on the notes, if and so long as specified responsible officers of the Trustee determine in good faith that the withholding of the notice is in the interest of the holders; and provided further that in the case of an Event of Default as described in (4) above, the Trustee will not give notice to the holders until at least 90 days after the occurrence thereof.

The Indenture provides that no holder of notes may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of notes from instituting suit for the payment of the principal of, and premium or Make Whole Amount, if any, and interest on the notes on the respective due date thereof.

Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of notes then outstanding under the Indenture, unless the holders have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of notes not joining therein and the Trustee may take any other action it deems proper not inconsistent with the direction given.

Within 120 days after the close of each fiscal year, we will be required to deliver to the Trustee a certificate, signed by one of several of our specified officers, stating whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof.

For the events of default and notice provisions that apply to the notes as long as there are outstanding securities issued under the prior supplemental indentures, see Exhibit A.

Discharge, Defeasance and Covenant Defeasance

We are permitted under the Indenture to discharge specific obligations to the holders of the notes that have not already been delivered to the Trustee for cancellation by irrevocably depositing with the Trustee, in trust, funds in the currency in which the notes are payable in an amount sufficient to pay the entire indebtedness on the notes in respect of principal, and premium, if any, and interest to the date of the deposit, if the notes have become due and payable, or to the Maturity Date or redemption date, as the case may be.

The Indenture also provides that we may elect either:

•       to defease and be discharged from any and all obligations with respect to the notes other than the obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust (“defeasance”); or

•       to be released from our obligations with respect to the notes and any other covenant, and any omission to comply with these obligations shall not constitute an Event of Default with respect to the notes (“covenant defeasance”);

in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in the currency in which the notes are payable at stated maturity, or Government Obligations, or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of, and premium, if any, and interest on the notes on the scheduled due dates therefor.

A trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel, as specified in the Indenture, to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

“Government Obligations” means securities that are:

1)            direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or

2)            obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depositary receipt, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depositary receipt.

If after we have deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to any series of notes:

•       the holder of a note of such series is entitled to, and does, elect pursuant to the Indenture or the terms of that note to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such note, or

•       a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by that note shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that note as they become due out of the proceeds yielded by converting the amount so deposited in respect of that note into a currency, currency unit or composite currency in which that note becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate.

“Conversion Event” means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the European currency unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency unit (or composite currency) other than the European currency unit for the purposes for which it was established. All payments of principal of (and premium, if any) and interest on any note that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

If we effect covenant defeasance with respect to any notes and these notes are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (4) under “Events of Default, Notice and Waiver” with respect to Sections 1006 to 1010, inclusive, of the Indenture, which sections would no longer be applicable to the notes as a result of the covenant defeasance, or described in clause (7) under “Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance, the amount in the currency in which the notes are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on the notes at the time of their respective stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the Default. We would remain liable, however, to make payment of the amounts due at the time of acceleration.

Governing Law

The Indenture is governed by, and construed in accordance with, the laws of the State of New York, and once issued the notes will be as well.

Delivery and Form

The notes will be represented by one or more permanent notes in registered, global form without interest coupons (the “global notes”). These global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (the “depository”) in New York, New York, and registered in the name of the depositary or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Except as set forth below, the global notes may be transferred, in whole and not in part, only to the depositary, a nominee of the depositary or to a successor of the depositary or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. The Trustee will act as registrar.

Book-Entry Procedures

DTC.   The depositary has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of the depositary only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the depositary are recorded on the records of the participants and indirect participants.

The depositary also has advised us that pursuant to procedures established by it:

•       upon deposit of the global notes, the depositary will credit the accounts of participants designated by the underwriters with portions of the principal amount of global notes; and

•       ownership of interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the depositary with respect to participants or by participants and the indirect participants with respect to other owners of beneficial interest in the global notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because the depositary can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal and premium and liquidated damages, if any, and interest in a global note registered in the name of the depositary or its nominee will be payable by the paying agent to the depositary or its nominee in its capacity as the registered holder of a global note under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the global notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever.

Consequently, neither we, the Trustee nor any agent of us or the Trustee have or will have any responsibility or liability for:

•       any aspect of the depositary’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•       any other matter relating to the actions and practices of the depositary or any of its participants or indirect participants.

The depositary has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of the depositary. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of the depositary, the Trustee or us. Neither we nor the Trustee will be liable for any delay by the depositary or its participants in identifying the beneficial owners of the notes, and we and the Trustee may rely conclusively on and will be protected in relying on instructions from the depositary or its nominee as the registered owner of the global notes for all purposes.

Interests in the global notes will trade in the depositary’s same-day funds settlement system, and secondary market trading activity in such interest will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the depositary and its participants. Transfers between participants in the depositary will be effective in accordance with the depositary’s procedures and will be settled in same-day funds.

The depositary has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given direction.

Clearstream.   Clearstream Banking, société anonyme (“Clearstream”) is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of

Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by the depository for Clearstream.

Euroclear.   Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with Euro-Clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among the depositary, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside the United States and cross-market transfers of the notes associated with secondary market trading.

Although the depositary, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as the depositary, and the depositary will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in the depositary. When notes are to be transferred from the account of a depositary participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, depositary participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the depositary seller on the settlement date. As a result, to the depositary participant, a cross-market transaction will settle no differently than a trade between two depositary participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a depositary participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at lease one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these note against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York, if settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

The information in this section concerning the depositary, Clearstream and Euroclear and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Neither we nor the Trustee will have any responsibility for the performance by the depositary, Clearstream and Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form:

•       if the depositary:

•       notifies us that it is unwilling or unable to continue as depositary for the global note and we thereupon fail to appoint a successor depositary within 90 days after this notice; or

•       has ceased to be a clearing agency registered under the Securities Exchange Act of 1934;

•       upon the continuance of an event of default under the Indenture; or

•       if we, at our option and subject to the procedures of the depositary, notify the Trustee in writing that we elect to cause issuance of the notes in certificated form.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request but only upon at least 30 days’ prior written notice given to the Trustee by or on behalf of the depositary in accordance with customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is based on the opinion of Baker & Daniels LLP, our tax counsel, as to the material United States federal income tax consequences expected to result from the purchase at the issue price (the first price at which a substantial amount of notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), ownership and disposition of notes by holders acquiring notes at original issue for cash.

This discussion is based on:

•       the Internal Revenue Code of 1986, as amended (the “Code”);

•       current, temporary and proposed Treasury regulations promulgated under the Code;

•       the legislative history of the Code;

•       current administrative interpretations and practices of the Internal Revenue Service (“IRS”); and

•       court decisions,

all as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the IRS, and we have not requested, and do not plan to request, any rulings from the IRS concerning the notes.

The tax treatment of a holder of notes may vary depending upon a holder’s particular situation. Certain holders (including, but not limited to, certain financial institutions, insurance companies, broker-dealers, persons who mark-to market the notes, expatriates and persons holding notes as part of a “straddle,” “hedge” or “conversion transaction”) may be subject to special rules not discussed below. This discussion is limited to holders who will hold the notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES. YOU WILL BE RESPONSIBLE FOR THE FEES AND EXPENSES OF YOUR OWN TAX ADVISORS.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity (treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate whose income is subject to United States federal income tax regardless of its source, or (4) a trust, if both (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts that are beneficial holders of notes and in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of notes that is not a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds a note, the treatment of a partner in the partnership will generally depend on the status of the partner and activities of the partnership. A holder that is a partnership and partners in such partnership should consult their own tax advisors regarding the United States federal income tax consequences of purchasing, owning and disposing of the notes.

Interest

Stated interest on a note will be included in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of accounting.

Under applicable Treasury regulation if (1) the notes are issued with pre-issuance accrued interest, (2) part of the initial purchase price of the note is allocable to such pre-issuance accrued interest, and (3) the note provides for a payment of stated interest on the first payment date within one year of the issue date that equals or exceeds the amount of such pre-issuance accrued interest, then the issue price of the note is computed by subtracting the amount of such pre-issuance accrued interest from the issue price. Under these rules, part of the stated interest paid on the first payment date will not be taxable to the U.S. Holder and will be treated as a return of the excluded pre-issuance accrued interest, rather than as an amount payable on the note.

Original Issue Discount

The notes are expected to be issued at par or at a price that comes within the de minimis exception to the original issue discount provisions of the Code. If, however, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Sale, Retirement or Other Taxable Disposition

In general, a U.S. Holder of a note will recognize gain or loss upon the sale, retirement or other taxable disposition of that note in an amount equal to the difference between (1) the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest, which generally will be taxable to a holder as ordinary income) and (2) the holder’s adjusted tax basis in that note. A U.S. Holder’s tax basis in a note generally will be equal to the price paid for that note as adjusted in the manner discussed above. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss. Net capital gain (i.e. generally, capital gain in excess of capital loss) recognized by a non-corporate U.S. Holder from the sale of a capital asset that has been held for more than 12 months will, for taxable years ending on or before December 31, 2008, be subject to tax at a rate not to exceed 15%, and net capital gain from the sale of an asset held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. The ability to deduct capital loss is subject to limitations under the Code.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on payments of interest on a note, unless that Non-U.S. Holder owns, directly or indirectly, 10% or more of the capital or profits interest in us, a controlled foreign corporation related to us or a bank receiving interest described in Section 881(c)(3)(A) of the Code, provided that such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. To qualify for the exemption from taxation, the last United States payor as defined in the Treasury regulations (or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) in the chain of payment prior to payment to a Non-U.S. Holder (the “Withholding Agent”) must have received, before payment, a statement that (1) is signed by the beneficial owner of the note under penalties of perjury, (2) certifies that such owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8BEN or a substantially similar form. A Form W-8BEN is effective for the year of signature plus the following three calendar years; however, the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number will generally remain effective until a change in circumstances makes any information on such form inaccurate. If a note is held through a securities clearing organization or certain other financial institutions, the beneficial owner must provide to such organization or institution an IRS Form W-8BEN and the organization or institution must provide a certificate stating that such organization or institution has been provided with a valid IRS Form W-8BEN to the Withholding Agent. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

In addition, a Non-U.S. Holder will generally not be subject to United States federal income or withholding tax on any amount which constitutes gain upon retirement or disposition of a note, provided (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder and (ii) in the case of an individual Non-U.S. Holder, such holder is not present in the United States for 183 days or more in the taxable year. Certain other exceptions may be applicable and a Non-U.S. Holder should consult its tax advisor in this regard.

To the extent that gain or interest income with respect to a note is not exempt from the United States federal income or withholding tax, a Non-U.S. Holder may be able to reduce or eliminate such tax under an applicable income tax treaty.

Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (and if certain tax treaties apply, is attributable to a United States permanent establishment maintained by the Non-U.S. Holder in the United States) will not be subject to the United States federal withholding tax if such holder provides an IRS Form W-8ECI to us. Instead, such holder will generally be subject to tax on such gain and interest income at regular income tax rates in the manner similar to the taxation of U.S. Holders. In addition, a corporate Non-U.S. Holder will be subject to a branch profits tax equal to 30% of its “dividend equivalent amount” generally representing the amount after paying the tax on such gain or interest income discussed in the preceding sentence.

A note will not be includable in the estate of a Non-U.S. Holder unless interest on the note is not exempt from United States federal income or withholding tax under the rules set forth above (other than by reason of an exemption under an applicable tax treaty) or, at the time of such individual’s death, payments in respect of the note would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

Backup withholding of United States federal income tax may apply to payments made in respect of a note to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) on an IRS Form W-8BEN, in the case of a Non-U.S. Holder, or an IRS Form W-9, in the case of a U.S. Holder. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for Non-U.S. Holders. As discussed above a Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder will generally not be subject to backup withholding if the Non-U.S. Holder provides us with an IRS Form W-8ECI.

In addition, upon the sale of a note to (or through) a broker, the broker may be required to withhold an appropriate percentage of the entire purchase price, unless the seller provides, in the required manner, certain identifying information and, in the case of a Non-U.S. Holder, certifies that such seller is a Non-U.S. Holder (and certain other conditions are met). Such a sale may also be reported by the broker to the IRS, unless the seller certifies its Non-U.S. Holder status (and certain conditions are met). Certification of the registered owner’s Non-U.S. Holder status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax liability provided the required information is furnished to the IRS.

STATE AND LOCAL TAX CONSIDERATIONS

In addition to the U.S. federal income tax consequences described in “Federal Tax Considerations,” you should consider the state and local income tax consequences of the acquisition, ownership and disposition of the notes. State and local income tax law may differ substantially from the corresponding U.S. federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, you should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the notes.

UNDERWRITING

We intend to offer the notes through the underwriters, Banc of America Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, who are acting as representatives of the underwriters name below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount of 2012 Notes	Principal Amount of 2016 Notes
Banc of America Securities LLC	$120,000,000	$120,000,000
Deutsche Bank Securities Inc.	120,000,000	120,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	120,000,000	120,000,000
Calyon Securities (USA) Inc.	10,000,000	10,000,000
Greenwich Capital Markets, Inc.	10,000,000	10,000,000
LaSalle Financial Services, Inc.	10,000,000	10,000,000
SunTrust Capital Markets, Inc.	10,000,000	10,000,000
Total	$400,000,000	$400,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus supplement, and to dealers at those prices less a concession not in excess of 0.375% of the principal amount of the 2012 notes and 0.4% of the principal amount of the 2016 notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.25% of the principal amount of the 2012 notes, and 0.28% of the principal amount of the 2016 notes, to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $150,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes, if the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates engaged in, and in the future may engage in, investment banking and other commercial dealings in the ordinary course of business with us. Specifically, Banc of America Securities LLC, Deutsche Bank Securities Inc. and Merrill Lynch each have an affiliate that is a lender under our unsecured credit facility, a portion of which will be repaid with the net proceeds of this offering. They have received customary fees and expenses for the transactions.

LEGAL MATTERS

The validity of the notes and the federal income tax consequences of an investment in the notes have been passed upon for us by Baker & Daniels LLP, Indianapolis, Indiana. Clifford Chance US LLP New York, New York will pass upon certain legal matters for the underwriters with respect to this offering.

EXHIBIT A

COVENANTS AND OTHER TERMS FROM PRIOR ISSUES

The following covenants, related definitions, provisions for modification and events of default will apply to the debt securities for so long as any securities issued under the prior supplemental indentures remain outstanding or until the covenants in the prior supplemental indentures have been amended.

Covenants

The Indenture, as supplemented, contains various covenants, including the following:

Limitations on Incurrence of Debt.   We will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of that Debt and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Debt is greater than 60% of the sum of:

•  our Adjusted Total Assets as of the end of the most recent fiscal quarter ended prior to the incurrence of the additional Debt; and

•  any increase in Adjusted Total Assets from the end of that quarter, including, without limitation, any pro forma increase from the application of the proceeds of the additional Debt.

In addition, we will not, and will not permit any Subsidiary to, incur any additional Secured Debt if, immediately after giving effect to the incurrence of the additional Secured Debt and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt is greater than 55% of the sum of:

•  our Adjusted Total Assets as of the end of the most recent fiscal quarter ended prior to the incurrence of the additional Secured Debt; and

•  any increase in the Adjusted Total Assets from the end of that quarter, including, without limitation, any pro forma increase from the application of the proceeds of the additional Secured Debt.

In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Annualized EBITDA After Minority Interest to Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred would have been less than 1.75 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that:

•  the Debt and any other Debt incurred by us and our Subsidiaries since the first day of the four-quarter period, which was outstanding at the end of that period, had been incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the proceeds of that Debt, including to refinance other Debt, had occurred at the beginning of that period;

•  the repayment or retirement of any other Debt repaid or retired by us or our Subsidiaries since the first day of the four-quarter period occurred at the beginning of that period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during that period;

•  any income earned as a result of any assets being placed in service since the end of the four-quarter period had been earned, on an annualized basis, during that period; and

•  in the case of any acquisition or disposition by us or any Subsidiary of any asset or group of assets since the first day of that four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, that the acquisition or disposition and any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments to revenues, expenses and Debt levels with respect to that increase, decrease or other acquisition or disposition being included in that pro forma calculation.

For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be “incurred” by us or a Subsidiary whenever we or our Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect of that Debt.

Maintenance of Total Unencumbered Assets.   We will at all times maintain Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all of our outstanding Unsecured Debt.

Merger, Consolidation or Sale.   We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

•  either we will be the continuing entity or the successor entity will be an entity organized and existing under U.S. laws and the successor entity expressly assumes payment of the principal of, and premium or Make-Whole Amount, if any, and any interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

•  immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of a Subsidiary as a result thereof as having been incurred by us or that Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

•  an officer’s certificate and legal opinion covering these conditions is delivered to the trustee.

Existence.   Except as described under “—Merger, Consolidation or Sale,” above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by partnership agreement and statute) and franchises. However, we will not be required to preserve any right or franchise if we determine that its loss is not disadvantageous in any material respect to the holders of the debt securities.

Maintenance of Properties.   We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements on these properties. Our obligations with respect to the maintenance of these properties is subject to our reasonable judgment as to what may be necessary so that the business carried on in connection with these properties may be properly conducted at all times. We and our Subsidiaries will not be prevented from selling or otherwise disposing of any properties for value in the ordinary course of business.

Insurance.   We will, and will cause each of our Subsidiaries to, keep in force insurance policies on all our insurable properties. The insurance policies will be issued by financially sound and reputable companies protecting against loss or damage at least equal to the property’s then full insurable value (subject to reasonable deductibles determined by us).

Payment of Taxes and Other Claims.   We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

•  all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or upon any Subsidiary’s income, profits or property; and

•  all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary;

excluding, however, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information.   Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and to the extent permitted under the Exchange Act, we will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required under Sections 13 or 15(d) (the “Financial Information”) on or prior to the respective dates (the “Required Filing Dates”) by which we would have been required to file those documents if we were subject to Sections 13 or 15(d). We also will in any event within 15 days of each Required Filing Date:

•  transmit copies of the Financial Information by mail to all holders of debt securities (as their names and addresses appear in the security register) without cost to the holders, and

•  file copies of the Financial Information with the trustee.

If we are not permitted to file these documents with the Securities and Exchange Commission under the Exchange Act, we will supply copies of the documents to any prospective holder promptly upon written request and payment of the reasonable cost of duplication and delivery.

Definitions.   As used in this “Description of Securities Being Offered” and in the Indenture:

“Adjusted Total Assets” as of any date means the sum of:

1)                                    the amount determined by multiplying the sum of the shares of common stock of Old Simon Property issued in the IPO and the units of its operating partnership not held by Old Simon Property outstanding on the date of the IPO, by $22.25 (the “IPO Price”),

2)                                    the principal amount of the outstanding consolidated debt of Old Simon Property on the date of the IPO, less any portion applicable to minority interests,

3)                                    the Operating Partnership’s allocable portion, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures on the date of the IPO,

4)                                    the purchase price or cost of any real estate assets acquired (including the value, at the time of such acquisition, of any units of the Operating Partnership or shares of common stock of Simon Property or Old Simon Property issued in connection therewith) or developed after the IPO by the Operating Partnership or any Subsidiary, less any portion attributable to minority interests, plus the Operating Partnership’s allocable portion, based on its ownership interest, of the purchase price or cost of any real estate assets acquired or developed after the IPO by any unconsolidated joint venture,

5)                                    the value of the DRC Merger computed as the sum of (a) the purchase price including all related closing costs and (b) the value of all outstanding indebtedness assumed in the DRC Merger less any portion attributable to minority interests, including the Operating Partnership’s allocable share, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures assumed in the DRC Merger at the DRC Merger date, and

6)                                    working capital of the Operating Partnership;

subject, however, to reduction by the amount of the proceeds of any real estate assets disposed of after the IPO by the Operating Partnership or any Subsidiary, less any portion applicable to minority interests, and by the Operating Partnership’s allocable portion based on its ownership interest, of the proceeds of any real estate assets disposed of after the IPO by unconsolidated joint ventures.

“Annualized EBITDA” means earnings before interest, taxes, depreciation and amortization for all properties with other adjustments as are necessary to exclude the effect of items classified as extraordinary items in accordance with GAAP, adjusted to reflect the assumption that (1) any income earned as a result of any assets having been placed in service since the end of such period had been earned, on an annualized basis, during such period, and (2) in the case of any acquisition or disposition by the Operating Partnership, any Subsidiary or any unconsolidated joint venture in which the Operating Partnership or any Subsidiary owns an interest, of any assets since the first day of such period, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition.

“Annualized EBITDA After Minority Interest” means Annualized EBITDA after distributions to third party joint venture partners.

“Debt” means any indebtedness of us and our Subsidiaries, on a consolidated basis, less any portion attributable to minority interests, plus our allocable portion, based on our ownership interest, of indebtedness of unconsolidated joint ventures, whether or not contingent, in respect of:

•  borrowed money evidenced by bonds, notes, debentures or similar instruments as determined in accordance with GAAP;

•  indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary, directly or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP;

•  reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable; and

•  any lease of property by us, any Subsidiary or any unconsolidated joint venture as lessee which is reflected on our consolidated balance sheet or that joint venture’s balance sheet as a capitalized lease in accordance with GAAP;

and also includes, to the extent not otherwise included, any obligation of us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, indebtedness of another person (other than us or any Subsidiary) described in the clauses above (or in the case of an obligation made jointly with another person our allocable portion based on our ownership interest in the related real estate assets).

“DRC Merger” means the merger of Old Simon Property and DeBartolo Realty Corporation and related transactions consummated on August 9, 1996, pursuant to the Agreement and Plan of Merger between Old Simon Property and DeBartolo Realty Corporation.

“GAAP” means generally accepted accounting principles, as in effect from time to time and as used in the United States applied on a consistent basis.

“Intercompany Debt” means Debt to which the only parties are us, Simon Property and any of our and Simon Property’s Subsidiaries, but only so long as that Debt is held solely by any of us, Simon Property and any Subsidiary and, provided that, in the case of Debt owed by us to any Subsidiary, the Debt is subordinated in right of payment to the holders of the debt securities.

“Interest Expense” includes our pro rata share of joint venture interest expense and is reduced by amortization of debt issuance costs.

“IPO” means the initial public offering of Old Simon Property.

“Old Simon Property” means SPG Properties, Inc., a Maryland corporation, formerly known as “Simon Property Group, Inc.,” which was merged with and into Simon Property effective July 1, 2001.

“Secured Debt” means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary.

“Subsidiary” means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by us or by one or more of our Subsidiaries. For the purposes of this definition, “voting stock” means stock having the voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has the voting power by reason of any contingency.

“Unencumbered Annualized EBITDA After Minority Interest” means Annualized EBITDA After Minority Interest less any portion thereof attributable to assets serving as collateral for Secured Debt.

“Unencumbered Assets” as of any date shall be equal to Adjusted Total Assets as of such date multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA After Minority Interest and the denominator of which is Annualized EBITDA After Minority Interest.

“Unsecured Debt” means our Debt or Debt of any of our Subsidiaries that is not Secured Debt.

Compliance with the covenants described in this prospectus and with respect to the debt securities generally may not be waived by us, or by the trustee unless the holders of at least a majority in principal amount of all outstanding debt securities consent to the waiver.

Events of Default, Notice and Waiver

The term “Event of Default,” when used in this prospectus and the Indenture, means any one of the following events:

1)                                    default in the payment of any interest on the debt securities when the interest becomes due and payable, and continuance of the default for a period of 30 days;

2)                                    default in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any debt security when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise;

3)                                    default in making a required sinking fund payment, if any;

4)                                    default in the performance or breach of any of our covenants in the Indenture (other than a covenant added to the Indenture solely for the benefit of another series of debt securities issued under the Indenture) and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the debt securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the Indenture;

5)                                    a default in the payment of an aggregate principal amount exceeding $30 million of any of our recourse indebtedness (however evidenced) after the expiration of any applicable grace period with respect thereto and the default has resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if that indebtedness is not discharged, or the acceleration rescinded or annulled within a period of 10 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a “Notice of Default” under the Indenture;

6)                                    specific events of bankruptcy, insolvency or reorganization affecting us or certain Subsidiaries or any of their respective properties; or

7)                                    any other Event of Default provided with respect to a particular series of debt securities issued under the Indenture.

If an Event of Default under the Indenture with respect to the outstanding debt securities at the time occurs and is continuing, then in every such case the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the debt securities to be due and payable immediately by written notice thereof to us, and to the trustee if given by the holders; provided, that in the case of an Event of Default as described in (6) above, acceleration is automatic. However, at any time after a declaration of acceleration with respect to the debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities may, by written notice to us and the trustee, rescind and annul the declaration and its consequences if:

•  we have deposited with the trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities, plus specified fees, expenses, disbursement and advances of the trustee; and

•  all Events of Default with respect to the debt securities, other than the non-payment of principal of, or premium or Make-Whole Amount, if any, or interest on the debt securities which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

P R O S P E C T U S

Simon Property Group, L.P.

Debt Securities

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under a “shelf” registration or continuous offering process. We may offer the non-convertible investment grade debt securities described in this prospectus in one or more offerings. The debt securities will be our direct unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. We may offer the debt securities separately or together, in separate series and in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these debt securities. The specific terms of any debt securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part, in a supplement to this prospectus, in other offering material related to the debt securities or may be set forth in one or more documents incorporated by reference in this prospectus.

You should read carefully both this prospectus and any prospectus supplement or other offering material before you invest. This prospectus may be used to offer and sell debt securities only if accompanied by a prospectus supplement.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 17, 2006.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any other offering material may also add to, update or change information contained in the prospectus or in documents we have incorporated by reference into this prospectus and, accordingly, to the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in the prospectus supplement and any other offering material related to such securities.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

In this prospectus, the “Operating Partnership” and the terms “we,” “us” and “our” refer to Simon Property Group, L.P. and its subsidiaries. “Simon Property” refers specifically to our sole general partner, Simon Property Group, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on us, our affiliates and the securities being offered, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

WHO WE ARE

We own, operate, manage, lease, acquire, expand and develop real estate properties, primarily regional malls, Premium Outlet® centers and community/lifestyle shopping centers. We are a majority-owned subsidiary of  Simon Property Group, Inc. or “Simon Property,” which has elected to be treated as a real estate investment trust or “REIT” for federal income tax purposes. Simon Property’s common stock is listed on the New York Stock Exchange under the symbol “SPG.”

The core of our business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members and associates of the Simon family. We have grown significantly by acquiring properties and merging with other real estate companies, including our 1996 merger with DeBartolo Realty Corporation, our 1998 combination with Corporate Property Investors, Inc. and our 2004 acquisition of Chelsea Property Group, Inc.

As of December 31, 2005, we owned or held an interest in 286 income-producing properties in the United States, which consisted of 171 regional malls, 33 Premium Outlet centers, 71 community/lifestyle centers, and 11 other shopping centers or outlet centers in 39 states and Puerto Rico (collectively, the “Properties’’ and, individually, a “Property’’). In addition, we also own interests in ten parcels of land held for future development. Finally, we have ownership interests in 51 European shopping centers (in France, Italy and Poland), 5 Premium Outlet centers in Japan, and one Premium Outlet center in Mexico.

We were formed on November 18, 1993 as a Delaware limited partnership. Simon Property is our sole general partner. Our principal executive offices are located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204. During 2006, we will be moving our headquarters to 225 West Washington Street, Indianapolis, Indiana 46204. Our telephone number is (317) 636-1600. Our World Wide Web site address is www.shopsimon.com. The information in our web site is not incorporated by reference into this prospectus.

If you want to find more information about us, please see the sections entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in this prospectus.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of debt securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific offering. Our general corporate purposes may include repaying debt,  financing capital commitments and financing future acquisitions. If we decide to use the net proceeds from an offering in some other way, we will describe the use of the net proceeds in the prospectus supplement for that offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical unaudited ratios of earnings to fixed charges for the periods indicated:

Year Ended December 31
2005	2004	2003	2002	2001
1.56x	1.63x	1.65x	1.80x	1.47x

For purposes of calculating the ratio of earnings to fixed charges, “earnings” have been computed by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests and our share of income from 50%-owned affiliates which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. There are generally no restrictions on our ability to receive distributions from our unconsolidated joint ventures where no preference in favor of the other owners of the joint venture exists. “Fixed charges” consist of interest costs, whether expensed or capitalized, the interest component of rental expenses and amortization of debt issuance costs.

The computation of the ratio of earnings to fixed charges has been restated to comply with FASB Statement No. 144 which requires the operating results of the properties sold in the current year to be reclassified to discontinued operations and requires restatement of previous year’s operating results of the properties sold to discontinued operations.

DESCRIPTION OF SECURITIES BEING OFFERED

The securities offered by this prospectus will be investment grade debt securities issued under an Indenture dated as of November 26, 1996 (the “Indenture”), among us, JPMorgan Chase Bank N.A. (as successor to The Chase Manhattan Bank), as trustee, and a former affiliate, as guarantor. The former affiliate was subsequently merged into the Operating Partnership.

As used in this prospectus, “debt securities” means the debt securities that we issue and that the trustee authenticates under the Indenture. Capitalized terms used but not defined under this prospectus have the meanings given to them in the Indenture.

We have summarized material terms and provisions of the Indenture below. The following summary is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the Indenture. We have included references to section numbers of the Indenture so that you can easily locate the summarized provisions. If you would like more information on any of these provisions, you should read the relevant sections of the Indenture. We have included a copy of the Indenture as an exhibit to our registration statement relating to the debt securities. See “Where You Can Find More Information.”

The debt securities will be “investment grade” securities, meaning at the time of the offering of one or more series of debt securities, at least one nationally recognized statistical rating organization (as defined in the Exchange Act) has rated such series of debt securities in one of its generic rating categories that signifies investment grade. Typically the four highest rating categories of a rating agency, within which there may be sub-categories or gradations indicating relative standing, signify investment grade. An investment grade rating is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity, and should be evaluated independently of any other rating.

The debt securities will not be convertible into or exchangeable for any capital stock of Simon Property or any equity interest in us.

Terms of the Debt Securities

The Indenture does not limit the amount of debt securities we may issue under it. We may issue debt securities from time to time, without limit as to aggregate principal amount and in one or more series. The terms of each series of debt securities will be established in a resolution of the board of directors of our general partner or in one or more supplemental indentures. Without the consent of the holders of the debt securities, we may issue multiple series of debt securities with different terms or “reopen” a previous series of debt securities and issue additional debt securities of that series. (Section 301). The terms of the debt securities include those provisions contained in the Indenture, the supplemental indenture relating to a series of debt securities and those made a part of the Indenture by reference to the Trust Indenture Act of 1939.

The prospectus supplement relating to a series of debt securities being offered will include the specific terms of those debt securities and may include modifications of or additions to the general terms described in this prospectus. The specific terms will include:

•       the title of the debt securities;

•       the aggregate principal amount of the debt securities and whether there is any limit on the aggregate principal amount that we may subsequently issue;

•       the percentage of the principal amount at which the debt securities will be issued;

•       the principal amount payable whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

•       the date or dates on which the principal of the debt securities will be payable, or the manner in which the payment date or dates will be determined;

•       whether the debt securities will bear interest at a fixed or variable rate or not at all and, as applicable:

•        the interest rate or the manner in which the interest rate is determined,

•        the date or dates from which any interest will accrue, or the method for determining such date or dates,

•        the basis upon which interest shall be calculated if other than a 360-day year of twelve 30-day months,

•        the record dates and interest payment dates for the debt securities, or the method(s) of determining such dates, and

•        the first interest payment date.

•       the places where payments on the debt securities will be payable and where the debt securities may be surrendered for registration of transfer or exchange;

•       any provision that would obligate or permit us to repurchase, redeem or repay some or all of the debt securities, including any sinking fund requirements;

•       the redemption period or periods, redemption price or prices and the terms and conditions upon which the debt securities may be redeemed, if any;

•       whether the debt securities are denominated or payable in a foreign currency, units of two or more foreign currencies or a composite currency or currencies, and the related terms, conditions and consequences;

•       any deletions from, modifications of or additions to the events of default or our covenants with respect to the debt securities;

•       whether the debt securities will be issued in certificated or book-entry form, and the identity of the depositary for debt securities issued in book-entry form;

•       whether the debt securities will be in registered or bearer form, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

•       the applicability, if any, of the defeasance and covenant defeasance options described under “—Defeasance and Covenant Defeasance” and any modifications of these provisions;

•       whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person for specified taxes, assessments or other governmental charges and, if so, whether we have the option to redeem the affected debt securities rather than pay the additional amounts;

•       with respect to any debt securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control),

•        the possible effects of such provisions on the market price of the our securities or in deterring certain mergers, tender offers or other takeover attempts, and our intention to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with these provisions,

•        whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on the debt securities may be effectively subordinated, and

•        the existence of any limitation on our financial or legal ability to repurchase such debt securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

•       any other material terms of the debt securities.

You should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to a series of debt securities will describe these considerations, if they apply.

One or more series of debt securities may provide that if their maturity is accelerated, the amount due and payable will be less then their stated principal amount. These are referred to as “Original Issue Discount Securities”. The prospectus supplement relating to any debt securities issued as Original Issue Discount Securities will describe, if material or applicable, the special U.S. federal income tax consequences, accounting and other special considerations that you should consider before purchasing them.

Denominations, Interest, Registration and Transfer

We will issue each series of debt securities in fully registered form without coupons and/or in bearer form with or without coupons, as described in the applicable prospectus supplement. The Indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

Unless the applicable prospectus supplement states otherwise, debt securities issued in fully registered form will be issued in denominations of $1,000 and any integral multiple thereof and debt securities issued in bearer form will be issued in denominations of $5,000 and any integral multiple thereof. Debt securities in global form may be issued in any denomination. (Section 302).

Unless the applicable prospectus supplement states otherwise, we will pay the principal of and any premium or interest on any series of debt securities in registered form at the corporate trust office of the trustee, initially located at JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004. At our option, we may pay interest by check, wire transfer or any other means permitted under the terms of the debt securities. Unless the applicable prospectus supplement states otherwise, we will have the option to pay interest by check mailed to the person in whose name the debt securities are registered on the applicable record dates or by wire transfer of funds to that person at an account maintained within the United States. (Sections 301, 307 and 1002). Payments on global debt securities will be made to the depositary or its nominee in accordance with the then-existing arrangements between the paying agent(s) for the global debt securities and the depositary. See “—Global Securities.”

You may present debt securities for exchange, and registered debt securities for transfer, in the manner, at the places and subject to the restrictions set forth in the Indenture and the applicable prospectus supplement. You may transfer debt securities in bearer form and the coupons, if any, by delivery. There will be no service charge for any transfer or exchange of debt securities, but we may require payment to cover any tax or other governmental charge related to the transfer or exchange. (Section 305).

We are not required and the trustee is not required:

•       to issue or register the transfer or exchange of any debt security, or portion of a registered debt security, selected for redemption; or

•       to issue or register the transfer or exchange of any debt security for a period of 15 days prior to the selection of debt securities to be redeemed; or

•       to exchange any debt security issued in bearer form that has been selected for redemption, unless such debt security is being exchanged for a registered debt security of the same series and of like tenor, provided that the registered debt security is simultaneously surrendered for redemption; or

•       to issue or register the transfer or exchange of any debt security, in whole or in part, surrendered for repayment at the option of the holder. (Section 305).

Ranking

The debt securities will be our direct, unsecured and unsubordinated obligations and will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding, and the debt securities will be effectively subordinated to the claims of mortgage lenders holding our secured indebtedness, as to the specific property securing each lender’s mortgage and to claims of creditors of our subsidiaries to the extent of the assets of those subsidiaries. (Section 1602). As of December 31, 2005, the total consolidated mortgage debt on our properties was approximately $4.6 billion and our subsidiaries had approximately $1.0 billion in total unsecured debt. Subject to specified limitations in the Indenture and as described below under “Covenants,” the Indenture permits us to incur additional secured and unsecured indebtedness.

Except as described below under “Covenants—Limitations on Debt” and “—Merger, Consolidation or Sale,” the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of:

•       a highly leveraged or similar transaction involving us or any of our affiliates;

•       a change of control; or

•       a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities.

Restrictions on the ownership and transfer of the shares of common stock of Simon Property designed to preserve its status as a REIT, however, may act to prevent or hinder a change of control. Simon Property and its management have no present intention of engaging in a transaction which would result in Simon Property or us being highly leveraged or that would result in a change of control.

No Guarantee by Predecessor Operating Partnership

The Indenture indicates that Simon Property Group, L.P., a predecessor operating partnership subsidiary of Simon Property, would guarantee the payment of any securities issued under the Indenture. Effective December 31, 1997, this predecessor operating partnership was merged into us. As a result, we acquired all of the assets and partnership interests it previously owned and its obligations as guarantor under the Indenture were terminated.

Covenants

The following covenants will apply to the debt securities unless they are amended in the supplemental indenture relating to a particular series of debt securities:

Merger, Consolidation or Sale.   We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

•       either we will be the continuing entity or the successor entity will be an entity organized and existing under U.S. laws and the successor entity expressly assumes payment of the principal of, premium, if any, and any interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

•       immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of a Subsidiary as a result thereof as having been incurred by us or that Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

•       an officer’s certificate and legal opinion covering these conditions is delivered to the trustee.

(Section 801 and 803).

Existence.   Except as described under “—Merger, Consolidation or Sale,” above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by partnership agreement and statute) and franchises. However, we will not be required to preserve any right or franchise if we determine that its loss is not disadvantageous in any material respect to the holders of the debt securities. (Section 1006).

Maintenance of Properties.   We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary (as defined below) to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements on these properties. Our obligations with respect to the maintenance of these properties is subject to our reasonable judgment as to what may be necessary so that the business carried on in connection with these properties may be properly conducted at all times. We and our Subsidiaries will not be prevented from selling or otherwise disposing of any properties for value in the ordinary course of business. (Section 1007).

Insurance.   We will, and will cause each of our Subsidiaries to, keep in force insurance policies on all our insurable properties. The insurance policies will be issued by financially sound and reputable companies protecting against loss or damage at least equal to the property’s then full insurable value (subject to reasonable deductibles determined by us). (Section 1008).

Payment of Taxes and Other Claims.   We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

•       all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or upon any Subsidiary’s income, profits or property; and

•       all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary;

excluding, however, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. (Section 1009).

Provision of Financial Information.   Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent permitted under the Exchange Act, we will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required under Sections 13 or 15(d) (the “Financial Information”) on or prior to the respective dates (the “Required Filing Dates”) by which we would have been required to file those documents if we were subject to Sections 13 or 15(d). We also will in any event within 15 days of each Required Filing Date:

•       transmit copies of the Financial Information by mail to all holders of debt securities (as their names and addresses appear in the security register) without cost to the holders, and

•       file copies of the Financial Information with the trustee.

If we are not permitted to file these documents with the Securities and Exchange Commission under the Exchange Act, we will supply copies of the documents to any prospective holder promptly upon written request. (Section 1010).

Waiver; Additional Covenants.   Compliance with the covenants described in this prospectus and with respect to the debt securities generally may not be waived by us, or by the trustee, unless the holders of at least a majority in principal amount of all outstanding debt securities consent to the waiver.

Any additional or different covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

Modification of the Indenture

Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities (as defined in the Indenture) affected by the modification or amendment (voting as a single class); provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

•       change the stated maturity of the principal of, or premium, if any, on, or any installment of principal of or interest on, any debt security;

•       reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of the debt security or reduce the amount of principal of an Original Issue Discount Security (as defined in the Indenture) that would be due and payable upon acceleration of maturity or that would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any debt securities;

•       change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on the debt securities;

•       impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities on or after the stated maturity of any debt security;

•       reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is necessary to modify or amend the Indenture, for any waiver with respect to the debt securities, or to waive compliance with specified provisions of the Indenture or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

•       modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants, except to increase the required percentage to effect the action or to provide that specified other provisions of the Indenture may not be modified or waived without the consent of the holder of each affected outstanding debt security. (Section 902).

The holders of not less than a majority in principal amount of a series of outstanding debt securities have the right to waive compliance by us with covenants relating to those debt securities in the Indenture. (Section 1013).

Modifications and amendments of the Indenture may be permitted to be made by us and the trustee without the consent of any holder of debt securities for any of the following purposes:

•       to evidence the succession of another person to us as obligor under the Indenture;

•       to add to our covenants for the benefit of the holders of any series of debt securities or to surrender any right or power conferred upon us in the Indenture;

•       to add Events of Default for the benefit of the holders of any series of debt securities;

•       to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that the action shall not adversely affect the interests of the holders of debt securities of any series in any material respect;

•       to change or eliminate any provisions of the Indenture, provided that any change or elimination shall become effective only when the outstanding debt securities are not entitled to the benefit of that provision;

•       to secure the debt securities;

•       to establish the form or terms of the debt securities of any series;

•       to provide for the acceptance of appointment under the Indenture by a successor trustee or facilitate the administration of the trust under the Indenture by more than one trustee;

•       to cure any ambiguity, defect or inconsistency in the Indenture, provided that the action is not inconsistent with the provisions of the Indenture and will not adversely affect the interests of holders of debt securities of any series in any material respect; or

•       to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of debt securities, provided that the action will not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 901).

The Indenture provides that in determining whether the holders of the requisite principal amount of a series of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of those debt securities, (1) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, (2) the principal amount of a debt security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in (1) above) of that debt security, (3) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (4) securities owned by the Operating Partnership or any other obligor upon the securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded. (Section 101).

The Indenture contains provisions of convening meetings of the holders of debt securities of a series issuable, in whole or in part, as bearer securities. (Section 1501). A meeting will be permitted to be called at any time by the trustee, and also, upon request, by the Operating Partnership or the holders of at least

10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the Indenture. (Section 1502). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage in principal amount of the outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, then with respect to such action (and only such action) the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum. (Section 1504).

Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or the holders of that series and any other series:

•       there will be no minimum quorum requirement for the meeting; and

•       the principal amount of the outstanding debt securities of the series that votes in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

(Section 1504).

Events of Default, Notice and Waiver

Unless modified as set forth in the applicable prospectus supplement, the term “Event of Default,” when used in this prospectus and the Indenture means any one of the following events:

(1)         default in the payment of any interest upon the debt securities when the interest becomes due and payable, and continuance of the default for a period of 30 days;

(2)         default in the payment of the principal of, or premium, if any, on, any debt security when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise;

(3)         default in making a required sinking fund payment, if any;

(4)         default in the performance of any of our covenants in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued under the Indenture) and continuance of the default for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least

25% in principal amount of the debt securities, a written notice specifying the default and requiring it to be remedied and stating that the notice is a “Notice of Default” under the Indenture;

(5)         a default in the payment of an aggregate principal amount exceeding $30 million of any of our recourse indebtedness (however evidenced) after the expiration of any applicable grace period with respect thereto and the default has resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if that indebtedness is not discharged, or the acceleration rescinded or annulled within a period of 10 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a “Notice of Default” under the Indenture;

(6)         specific events of bankruptcy, insolvency or reorganization affecting us or certain Subsidiaries or any of their respective properties; or

(7)         any other Event of Default provided with respect to a particular series of debt securities issued under the Indenture.

(Section 501).

If an Event of Default under the Indenture with respect to the debt securities at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the debt securities to be due and payable immediately by written notice thereof to us, and to the trustee if given by the holders; provided, that in the case of an Event of Default described in clause (6) above, acceleration is automatic. However, at any time after a declaration of acceleration with respect to the debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities may, by written notice to us and the trustee, rescind and annul the declaration and its consequences if:

•       we have deposited with the trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities, plus specified fees, expenses, disbursement and advances of the trustee; and

•       all Events of Default with respect to the debt securities, other than the non-payment of principal of, or Make-Whole Amount, if any, or interest on the debt securities which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

(Section 502).

The holders of not less than a majority in principal amount of the debt securities of any series may waive any past default with respect to such series and its consequences, except a default:

•       in the payment of the principal of, or premium, if any, or interest payable on any debt security of that series; or

•       in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each debt security of the affected series.

(Section 513).

The trustee will be required to give notice to the holders of the debt securities within 90 days of the occurrence of a default under the Indenture unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the debt securities of any default, except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on the debt securities, if and so long as specified responsible officers of the trustee determine in good faith that the withholding of the notice is in the interest of the holders. (Section 601).

The Indenture provides that no holder of debt securities may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of debt securities from instituting suit for the payment of the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities on the due date thereof. (Sections 507 and 508).

Subject to provisions in the Indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of debt securities then outstanding under the Indenture, unless the holders have offered to the trustee reasonable security or indemnity. (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities not joining therein and the trustee may take any other action it deems proper and not inconsistent with the direction given. (Section 512).

Within 120 days after the close of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of several of our specified officers, stating whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof. (Section 1011).

Discharge, Defeasance and Covenant Defeasance

We are permitted under the Indenture to discharge specific obligations to the holders of the debt securities that have not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee, in trust, funds in the currency in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities in respect of principal, and premium or Make-Whole Amount, if any, and interest to the date of the deposit, if the debt securities have become due and payable, or to the stated Maturity Date or redemption date, as the case may be. (Section 401).

The Indenture also provides that we may elect either:

•       to defease and be discharged from any and all obligations with respect to the debt securities other than the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (“defeasance”); or

•       to be released from our obligations with respect to the debt securities and any other covenant, and any omission to comply with these obligations shall not constitute an Event of Default with respect to the debt securities (“covenant defeasance”);

in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency in which the debt securities are payable at stated maturity, or Government Obligations, or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of, and premium or Make-Whole Amount, if any, and interest on the debt securities on the scheduled due dates therefor. (Sections 1402 and 1404). If either of these options are available to us with respect to a specific series of debt securities, we will indicate it in the prospectus supplement relating to that series of debt securities. Unless the prospectus supplement relating to that series of debt securities provides otherwise, the terms of the defeasance option and the covenant defeasance option will be as described in this section.

A trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel, as specified in the Indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. (Section 1404).

“Government Obligations” means securities that are:

•       direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or

•       obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depositary receipt, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depositary receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to any series of debt securities:

•       the holder of a debt security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of that debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or

•       a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of that debt security into a currency, currency unit or composite currency in which that debt security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate.

(Section 1405).

“Conversion Event” means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency unit (or composite currency) other than the ECU for the purposes for which it was established. All payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

If we effect covenant defeasance with respect to any debt securities and these debt securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (4) under “—Events of Default, Notice and Waiver” with respect to Sections 1006 to 1010, inclusive, of the Indenture, which sections would no longer be applicable to the debt securities as a result of the covenant defeasance, or described in clause (7) under “—Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance, the amount in the currency in which the debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the Default. We would remain liable, however, to make payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may describe further the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above with respect to the debt securities of a particular series.

Concerning the Trustee

The Indenture provides that there may be more than one trustee with respect to one or more series of debt securities. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series. (Section 608). If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will administer separate trusts under the Indenture, and, except as otherwise indicated by the Indenture, any action to be taken by a trustee with respect to one or more series of debt securities may be taken only by the trustee for that series. (Section 609).

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of global securities will be described in the applicable prospectus supplement relating to that series.

Governing Law

The Indenture is governed by, and construed in accordance with, the laws of the State of New York, and once issued the debt securities will be as well.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, the validity of each issue of the debt securities offered and certain federal income tax matters will be passed upon for us by Baker & Daniels LLP, Indianapolis, Indiana.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements and schedule of Simon Property Group, L.P. included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Ernst & Young LLP has also audited the consolidated financial statements and schedule of Simon Property Group, Inc. incorporated by reference or included in its Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of Simon Property Group, Inc.’s internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedules and management’s assessments are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Pursuant to our partnership agreement and the charter and bylaws of Simon Property, we will indemnify any of our officers or directors who is made or threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was an officer or director to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “intends,” “estimates” and similar expressions, whether in the negative or affirmative. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties incidental to the ownership and operation of commercial real estate include, but are not limited to: national, international, regional and local economic climates, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks associated with acquisitions, the impact of terrorist activities, environmental liabilities, maintenance of REIT status, the availability of financing, changes in market rates of interest, and exchange rates for foreign currencies. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading “Risk Factors” in our Annual Report on Form 10-K, that we believe would cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•       incorporated documents are considered part of this prospectus;

•       we can disclose important information to you by referring you to those documents; and

•       information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

Our Exchange Act filing number is 333-11491 and the Exchange Act filing number of Simon Property is 1-14469.

The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings we or Simon Property make with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act (other than, in each case, documents and information deemed to have been furnished and not filed in accordance with SEC rules) until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated:

•       our Annual Report on Form 10-K for the year ended December 31, 2005;

•       Simon Property’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended by the Form 10-K/A filed March 17, 2006; and

•       Simon Property’s Current Reports on Form 8-K filed February 6, 2006.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the document), call or write us at the following address:  Simon Property Group, National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204, Attention: Investor Relations (317) 685-7330. During 2006, we will be moving our headquarters to 225 West Washington Street, Indianapolis, Indiana 46204.

$800,000,000

Simon Property Group, L.P.

$400,000,000 5.75% Notes due 2012
$400,000,000 6.10% Notes due 2016

PROSPECTUS SUPPLEMENT

Banc of America Securities LLC

Deutsche Bank Securities

Merrill Lynch & Co.

Calyon Securities (USA)

LaSalle Capital Markets

RBS Greenwich Capital

SunTrust Robinson Humphrey

May 9, 2006